                                                                   EXHIBIT 12.2

                        SECURITY CAPITAL PACIFIC TRUST

          COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED SHARE DIVIDENDS

                         (DOLLAR AMOUNTS IN THOUSANDS)
                                  (UNAUDITED)

                                       TWELVE MONTHS ENDED DECEMBER 31,
                               -------------------------------------------------
                               1997(1)   1996     1995    1994    1993    1992
                               ------- -------- -------- ------- ------- -------
Earnings from operations.....  $24,686 $ 94,089 $ 81,696 $46,719 $23,191 $ 9,037
Add:
  Interest expense...........   61,153   35,288   19,584  19,442   3,923   3,214
                               ------- -------- -------- ------- ------- -------
Earnings as adjusted.........  $85,839 $129,377 $101,280 $66,161 $27,114 $12,251
                               ======= ======== ======== ======= ======= =======
Combined fixed charges and
 preferred share dividends:
  Interest expense...........  $61,153 $ 35,288 $ 19,584 $19,442 $ 3,923 $ 3,214
  Capitalized interest.......   17,606   16,941   11,741   6,029   2,818     989
                               ------- -------- -------- ------- ------- -------
    Total fixed charges......   78,759   52,229   31,325  25,471   6,741   4,203
Preferred share dividends....   19,384   24,167   21,823  16,100   1,341     --
                               ------- -------- -------- ------- ------- -------
Combined fixed charges and
 preferred dividends.........  $98,143 $ 76,396 $ 53,148 $41,571 $ 8,082 $ 4,203
                               ======= ======== ======== ======= ======= =======
Ratio of earnings to combined
 fixed charges and preferred
 share dividends.............      0.9      1.7      1.9     1.6     3.4     2.9
                               ======= ======== ======== ======= ======= =======

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(1) Earnings from operations for 1997 includes a one-time non-cash charge of $71.7 million associated with costs incurred in acquiring the Management Companies from an affiliate. Excluding this charge, the ratio of earnings to fixed charges for the year ended December 31, 1997 would be 1.6.